Free Writing Prospectus to Amendment No.1 dated December 24, 2025 to

Preliminary Pricing Supplement No. 12,837

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 29, 2025; Filed pursuant to Rule 433

Morgan Stanley

SPXFP Conditional Lookback Entry Trigger PLUS due December 27, 2030

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P 500® Futures Excess Return Index (SPXFP)
Initial level:	The closing level on December 23, 2025
Initial observation period:	Each business day on which there is no market disruption event from and including December 23, 2025 to and including June 23, 2026
Knock-in level:	90% of the initial level
Knock-in event:	A knock-in event has occurred if on any day during the initial observation period, the closing level of the underlier closes below the knock-in level.
Conditional lookback level:

The product of (x) the initial level and (y) a fraction (expressed as a percentage), the numerator of which is the lowest closing level observed during the initial observation period and the denominator of which is the initial level, subject to a floor of 75%

Upside threshold level:	105% of the initial level
Downside threshold level:	If a knock-in event has not occurred, ●70% of the initial level If a knock-in event has occurred, ●70% of the conditional lookback level
Underlier percent change:

If a knock-in event has not occurred,

●(final level - upside threshold level) / initial level

If a knock-in event has occurred,

●[(final level – conditional lookback level) / conditional lookback level] – 5%

Payment at maturity[2]

•If a knock-in event has not occurred,

•If the final level is greater than or equal to the upside threshold level:

stated principal amount + leveraged upside payment

•If the final level is less than the upside threshold level but is greater than or equal to the applicable downside threshold level:

stated principal amount

•If a knock-in event has occurred,

•If the final level is greater than or equal to 105% of the conditional lookback level:

stated principal amount + leveraged upside payment

•If the final level is less than 105% of the conditional lookback level but greater than or equal to the applicable downside threshold level:

stated principal amount

•If the final level is less than the applicable downside threshold level:

stated principal amount + stated principal amount × (underlier percent change + 5%)

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Leverage factor:	171%
Pricing date:	January 2, 2026
Observation date:	December 23, 2030
Maturity date:	December 27, 2030
CUSIP:	61780AGY5
Estimated value:	$954.30 per security, or within $55.00 of that estimate
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225072639/ms12837_424b2-42893.htm

1All payments are subject to our credit risk

2Please see the accompanying preliminary pricing supplement for hypothetical examples illustrating the payment at maturity under different scenarios

% Change in Closing Level of the Underlier	Payment at Maturity per Security[1]
	A Knock-In Event has not occurred	A Knock-In Event has occurred
+60.00%	$1,940.50	$2,852.50*
+40.00%	$1,598.50	$2,396.50*
+20.00%	$1,256.50	$1,940.50*
0.00%	$1,000.00	$1,484.50*
-20.00%	$1,000.00	$1,028.50*
-30.00%	$1,000.00	$1,000.00*
-31.00%	$690.00	$1,000.00*
-40.00%	$600.00	$1,000.00*
-47.50%	$525.00	$1,000.00*
-60.00%	$400.00	$533.33
-80.00%	$200.00	$266.66
-100.00%	$0.00	$0.00
*Assumes a conditional lookback level of 75% of the initial level

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal and do not pay interest.

●The conditional lookback level will not be determined until the end of the initial observation period

●The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

●Adjustments to the S&P 500® Futures Excess Return Index could adversely affect the value of the securities.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.